EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
VISTA Information Solutions, Inc.
San Diego, California

We consent to the incorporation by reference in the Registration Statement on Form S-8 related to the 1990 Stock Option Plan, as amended and certain non-plan options and warrants (commission file No. 33-73212) of our report, dated March 6, 1996, except for Note 2, the last paragraph of Note 5 and the second and third paragraphs of Note 15, as to which the date is April 30, 1996, which appears on page F-2 of the Annual Report on Form 10-K/A relating to the consolidated financial statements of VISTA Information Solutions, Inc., for the year ended December 31, 1995.


                             McGLADREY & PULLEN, LLP

Bloomington, Minnesota
June 24, 1996